                                                                   EXHIBIT 10.37

                            STOCKHOLDERS' AGREEMENT


                                       OF


                       COMCAST CAP OF PHILADELPHIA, INC.



                                 June 30, 1993

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1               DEFINITIONS AND OTHER GENERAL MATTERS..............   1
                        1.1  Definitions...................................   1
                        1.2  Voting; Written Consent.......................  10

ARTICLE 2               BOARD OF DIRECTORS AND STOCKHOLDERS................  10
                        2.1  Composition of the Board......................  10
                        2.2  Removal of Directors..........................  11
                        2.3  Vacancies.....................................  11
                        2.4  Conflicting Charter or By-law
                             Provisions....................................  11
                        2.5  Action by the Board of Directors..............  12
                        2.6  ETC Board.....................................  13

ARTICLE 3               TRANSFERS..........................................  14
                        3.1  Restrictions on Transfer......................  14
                        3.2  Legend........................................  15
                        3.3  Exceptions to Restrictions on Transfers.......  15
                        3.4  Right of First Refusal........................  16
                        3.5  Preemptive Rights.............................  20
                        3.6  Transferee Consenting Stockholders............  21
                        3.7  Prohibited Transfers..........................  22

ARTICLE 4               MINORITY REDEMPTION AND NORTHERN TELECOM
                        REDEMPTION.........................................  22
                        4.1  Minority Put..................................  22
                        4.2  Minority Call.................................  23
                        4.3  TCGI Buy Out Option...........................  24
                        4.4  Comcast Buy Back Option.......................  25
                        4.5  Fair Market Value.............................  26
                        4.6  Northern Telecom Redemption...................  28
                        4.7  Exercise of Rights under ETC Documents........  28
                        4.8  Closing of Transfers..........................  29

ARTICLE 5               ADDITIONAL AGREEMENTS..............................  29




                        5.1  Confidentiality..............................   29
                        5.2  Acquisitions Prior to Minority
                             Redemption...................................   30
                        5.3  Indebtedness for Borrowed Money..............   30
                        5.4  Amendments to and Compliance with ETC
                             Documents....................................   30
                        5.5  Use of TCGI Name.............................   31

ARTICLE 6               EVENTS OF DEFAULT AND REMEDIES....................   31
                        6.1  Events of Default............................   31
                        6.2  Remedies.....................................   32
                        6.3  Purchase of Defaulting Stockholder's
                             Common Stock.................................   34

ARTICLE 7               MISCELLANEOUS.....................................   34
                        7.1  Expiration and Termination...................   34
                        7.2  Assignment...................................   35
                        7.3  Financial Reports and Notices of
                             Material Litigation..........................   35
                        7.4  Tax Matters..................................   36
                        7.5  Notices......................................   39
                        7.6  Entire Agreement.............................   40
                        7.7  Amendment and Waiver.........................   40
                        7.8  Governing Law................................   41
                        7.9  Severability.................................   41
                        7.10 Consent to Jurisdiction; Specific
                             Performance..................................   41
                        7.11 Counterparts.................................   42
                        7.12 Headings.....................................   42

                                                                   Exhibit 10.37

                            STOCKHOLDERS' AGREEMENT
                            -----------------------


          THIS STOCKHOLDERS' AGREEMENT is made as of June 30, 1993, by and among COMCAST CAP OF PHILADELPHIA, INC., a Delaware corporation (the "Company"),
                                                                -------
COMCAST CORPORATION, a Pennsylvania corporation ("Comcast"), and TELEPORT
                                                  -------
COMMUNICATIONS GROUP INC., a Delaware corporation ("TCGI").
                                                    ----


                                R E C I T A L S:
                                ---------------

          The parties hereto other than the Company own all of the issued and outstanding Common Stock of the Company. The parties desire to set forth herein their agreement concerning the management of the Company and such other matters as are set forth herein.


                              A G R E E M E N T S:
                              -------------------

          In consideration of the foregoing and of the promises and covenants contained in this Agreement, the parties agree as follows:


 ARTICLE 1  DEFINITIONS AND OTHER GENERAL MATTERS

           1.1  Definitions.  The following terms shall be used in this
                -----------
Agreement with the meanings set forth in this Section 1.1:

          "Affiliate" means, with respect to any Entity, any other Entity that
           ---------
directly or indirectly through one or more intermediates controls, is controlled by or is under common control with the first specified Entity. For purposes of this Agreement, neither the Company, nor any Entity controlled by the

Company, shall be deemed to be an Affiliate of a Consenting Stockholder.

          "Agreement" means this Stockholders' Agreement, as it may be amended,
           ---------
restated, modified or supplemented from time to time in accordance with its terms.

          "Board" means the Board of Directors of the Company.
           -----

          "Business" has the meaning assigned to that term in Exhibit B to the
           --------
ETC Stockholders' Agreement, as in effect as of the date hereof.

          "Business Day" means any day (other than a day which is a Saturday or
           ------------
Sunday) on which banks are permitted to be open for business in the City of New York.

          "CAP Percentage", with respect to any Consenting Stockholder at any
           --------------
time, means the percentage of outstanding shares of Common Stock held by such Consenting Stockholder and its Affiliates at such time.

          "CEO" means the officer elected by the Board as the chief executive
           ---
officer of the Company.

          "Change in Control", with respect to a Consenting Stockholder, means
           -----------------
any transaction as a result of which such Consenting Stockholder ceases to be a Subsidiary of the Entity which was its Parent immediately prior to such transaction.

          "Comcast Cap Purchase Agreement" means the Stock Purchase Agreement
           ------------------------------
dated as of May 5, 1993, among the Company, Comcast and TCGI.

          "Common Stock" means the common stock, $0.01 par value, of the
           ------------
Company.

          "Consenting Stockholder" means any beneficial owner of shares of
           ----------------------
Common Stock that is a party to this Agreement.

          "control" means possession, directly or indirectly, of the power to
           -------
direct or cause the direction of the management and policies of a person whether through the ownership of equity interests or voting securities, by contract or otherwise.

          "Defaulting Stockholder" has the meaning set forth in Section 6.1
           ----------------------
hereof.

          "Entity" means any individual, general partnership, limited
           ------
partnership, corporation, limited-liability company, joint venture, trust, business trust, cooperative or association, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Entity where the context so admits.

          "ETC" means Eastern TeleLogic Corporation, a Delaware corporation.
           ---

          "ETC Board" means the Board of Directors of ETC.
           ---------

          "ETC Business Area" means the greater Philadelphia metropolitan area
           -----------------
and the State of Delaware.

          "ETC Percentage", with respect to any Consenting Stockholder at any
           --------------
time, means the product of the CAP Percentage of such Consenting Stockholder at such time times the percentage of the outstanding shares of capital stock of ETC represented by the ETC Shares on a "Fully-Diluted Basis", as that term is defined in the ETC Stockholders' Agreement.

          "ETC Purchase Agreement" means the Agreement for Purchase of Stock and
           ----------------------
Plan of Reorganization, dated as of July 13, 1992, among the Company, Comcast, ETC and the other stockholders of ETC.

          "ETC Shares" means the 604,115 shares of common stock of ETC acquired
           ----------
by the Company pursuant to the ETC Purchase Agreement together with any other shares of the common stock of ETC acquired by the Company at any time by any means.

          "ETC Stockholders' Agreement" means the Stockholders' Agreement dated
           ---------------------------
as of November 5, 1992, among ETC and its stockholders, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms and in accordance with Section 5.4 hereof.

          "Indirect Transfer" has the meaning set forth in Section 3.1(a)
           -----------------
hereof.

          "Majority Stockholder" means a Consenting Stockholder which
           --------------------
beneficially owns more than 50.00% of the then outstanding shares of Common
Stock.

          "Minority Call" means the "Call" as that term is defined in Section
           -------------
7(b) of the ETC Stockholders' Agreement.

          "Minority Put" means the "Put" as that term is defined in Section 7(a)
           ------------
of the ETC Stockholders' Agreement.

          "Minority Redemption" means the redemption by ETC of all of the
           -------------------
Minority Shares pursuant to the Minority Call, the Minority Put or otherwise.

          "Minority Shares" means all stock, options, warrants and other equity
           ---------------
securities and securities convertible into equity securities and rights to acquire equity securities of ETC held by the "Non-Comcast Stockholders" (as that term is defined in the ETC Stockholders' Agreement).

          "New Capital Stock" has the meaning set forth in Section 3.5(a)
           -----------------
hereof.

          "Northern Telecom Call" means the right of ETC to purchase the
           ---------------------
Northern Telecom Warrant and the Northern Telecom Shares pursuant to Section 6 of the Northern Telecom Warrant.

          "Northern Telecom Put" means the right of the Northern Telecom
           --------------------
Stockholders to sell to ETC the Northern Telecom Warrant and the Northern Telecom Shares pursuant to Section 6 of the Northern Telecom Warrant.

          "Northern Telecom Redemption" means the redemption by ETC of all of
           ---------------------------
the Northern Telecom Shares pursuant to the Northern Telecom Call, the Northern Telecom Put or otherwise.

          "Northern Telecom Shares" means all stock, options, warrants and other
           -----------------------
equity securities and securities convertible into equity securities and rights to acquire equity securities of ETC held by the Northern Telecom Stockholders.

          "Northern Telecom Stockholders" has the meaning assigned to that term
           -----------------------------
in Section 1(b)(i)(D)(2) of the ETC Stockholders' Agreement.

          "Northern Telecom Warrant" means the Stock Purchase Warrant and Put
           ------------------------
and Call Agreement, dated as of September 23, 1988, as amended, between Northern Telecom Finance Corporation and ETC.

          "Parent", with respect to any Entity as of any relevant date, means
           ------
the ultimate corporate or partnership parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as in effect on the date hereof) of such Entity.

          "Parent Undertaking" means the form of Undertaking of Parent attached
           ------------------
hereto as Exhibit A.

          "Significant Transaction" means (i) prior to the consummation of the
           -----------------------
Minority Redemption, with respect to the Company, ETC or any other Entity controlled by the Company, any of the following actions:

          (a) the conduct of any business by the Company, other than the ownership of the ETC Shares, or the conduct of any business by ETC, other than the Business in the ETC Business Area;

          (b) the sale or other disposition of any of the ETC Shares except pursuant to any foreclosure on any pledge of the ETC shares made to secure indebtedness, the incurrence of which was approved in accordance with Section 2.5 hereof;

          (c) any amendment to or modification of any provision of the Certificate of Incorporation, as amended, By-laws or other organizational documents (including partnership agreements) of the Company, ETC or any other Entity controlled by the Company (other than a Wholly Owned Subsidiary), including, without limitation, any amendment or modification regarding the designation of directors or the number of directors required to approve a Significant Transaction;

          (d)  any change in the auditors for the Company or ETC;

          (e) subject to the proviso to Section 2.5(b) hereof, entering into any agreement or obtaining any license or franchise which restricts the transfer of shares of Common Stock or the ETC Shares or subjects the shares of Common Stock or the ETC Shares to any security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges or other encumbrances of any nature whatsoever other than pursuant to a pledge of the ETC Shares to secure indebtedness the incurrence of which is approved in accordance with Section 2.5 hereof;

          (f) removal of the CEO or appointment of a successor CEO;

          (g) the incurrence of any indebtedness for borrowed money, other than any indebtedness for borrowed money which ETC is permitted to incur under the terms of the Term Loan Agreement dated as of August 25, 1988, as amended, between ETC and Northern Telecom Finance Corporation, or under any replacement senior credit agreement approved in accordance with the provisions of Section
2.5 hereof (for purposes of this paragraph (i), "indebtedness for borrowed money" shall include, without duplication, (A) guarantees by the
       ----- -------

Company, ETC or any other Entity controlled by the Company of indebtedness for borrowed money of any other Entity and (B) obligations of the Company, ETC or any other Entity controlled by the Company as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases);

          (h) any consolidation or merger of the Company, ETC or any other Entity controlled by the Company with or into any other Entity (other than a merger of a Wholly Owned Subsidiary into the Company or another Wholly Owned Subsidiary), any binding share exchange to which the Company, ETC or any other Entity controlled by the Company is a party, the dissolution of the Company, ETC or any other Entity controlled by the Company (other than a Wholly Owned Subsidiary) or the sale of all or substantially all of the assets of the Company, ETC or any other Entity controlled by the Company (other than a sale to the Company or a Wholly Owned Subsidiary);

          (i) the adoption of the annual budget for either the Company or ETC to the extent the expenditure limits set forth in either such budget exceed by 15% the higher of (I) the aggregate monetary expenditure limits in the corresponding budget for the immediately prior year and (II) the actual aggregate monetary expenditures of the Company or ETC, as appropriate, for such immediately prior year;

          (j) the adoption of any amendment to any budget for the Company or ETC or entering into or approving any commitment which requires, or is reasonably likely to require, an aggregate monetary expenditure by the Company, ETC or any other Entity controlled by the Company in an amount in excess of the amount previously budgeted for such expenditure;

          (k) the declaration of any dividends on the Common Stock, or the declaration of dividends, or the making of distributions, to the stockholders or partners, as the case may be, of ETC or any other Entity controlled by the Company, or, except as provided in
Section 6.2(a) hereof), the redemption or purchase by the Company of any shares of Common Stock; and

          (l) commencing or settling any dispute, litigation, suit, action or other proceeding before any court or other governmental, administrative or taxing authority which is reasonably likely to have a material adverse effect upon a Consenting Stockholder or an Affiliate of a Consenting Stockholder, other than as a result of a diminution in the value of the Common Stock held by such Consenting Stockholder or in the ETC Shares where such diminution in value affects all Consenting Stockholders and such Affiliates equally; and

(ii) on or after the consummation of the Minority Redemption, with respect to the Company, ETC or any other Entity controlled by the Company, any of the following actions:

          (a) the conduct of any business by the Company, other than the ownership of the ETC Shares, or the conduct of any business by ETC, other than the Business in the ETC Business Area;

          (b) any acquisition of any assets by the Company (other than the ETC Shares) and the acquisition by ETC or any other Entity controlled by the Company of any assets (including stock or other equity interests) in a transaction or series of transactions (I) having an aggregate purchase price in excess of $1,000,000 individually or (II) having an aggregate purchase price which, together with the purchase price for each prior acquisition in the preceding twelve month period by the Company, ETC or any other Entity controlled by the Company, is in excess of $3,000,000; provided, however, that the Northern
                                     --------  -------
Telecom Redemption shall not
constitute an acquisition for purposes of application of this paragraph (b);

          (c) any disposition by the Company of the ETC Shares and any other disposition by the Company, ETC or any other Entity controlled by the Company (including one made pursuant to a sale/leaseback or similar transaction) of any assets (including stock or other equity interests) in a transaction or series of transactions (I) having an aggregate value in excess of $1,000,000 individually or (II) having an aggregate value which, together with the value for each prior disposition in the preceding twelve month period by the Company, ETC or any other Entity controlled by the Company, is in excess of $3,000,000;

          (d) any amendment to or modification of any provision of the Certificate of Incorporation, as amended, By-laws or other organizational documents (including partnership agreements) of the Company, ETC or any other Entity controlled by the Company (other than a Wholly Owned Subsidiary), including, without limitation, any amendment or modification regarding the designation of directors or the number of directors required to approve a Significant Transaction;

          (e)  any change in the auditors for the Company or ETC;

          (f) subject to the proviso to Section 2.5(b) hereof, entering into any agreement or obtaining any license or franchise which restricts the transfer of shares of Common Stock or the ETC Shares or subjects the shares of Common Stock or the ETC Shares to any security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges or other encumbrances of any nature whatsoever other than pursuant to a pledge of the ETC Shares to secure indebtedness the incurrence of which is approved in accordance with Section 2.5 hereof;

          (g) removal of the CEO or appointment of a successor CEO;

          (h) the incurrence of indebtedness for borrowed money in an aggregate amount, which, together with all indebtedness for borrowed money of the Company, ETC and all other Entities controlled by the Company, is in excess of $100,000 (for purposes of this paragraph (h), "indebtedness for borrowed money" shall
                                                                       -----
include, without duplication, (A) guarantees by the Company, ETC or any other
- - -------
Entity controlled by the Company of indebtedness for borrowed money of any other Entity and (B) obligations of the Company, ETC or any other Entity controlled by the Company as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases);

          (i) any consolidation or merger of the Company, ETC or any other Entity controlled by the Company with or into any other Entity (other than a merger of a Wholly Owned Subsidiary into the Company or another Wholly Owned Subsidiary), any binding share exchange to which the Company, ETC or any other Entity controlled by the Company is a party, the dissolution of the Company, ETC or any other Entity controlled by the Company (other than a Wholly Owned Subsidiary) or the sale of all or substantially all of the assets of the Company, ETC or any other Entity controlled by the Company (other than a sale to the Company or a Wholly Owned Subsidiary);

          (j) the adoption of the annual budget for either the Company or ETC to the extent the expenditure limits set forth in either such budget exceed by 15% the higher of (I) the aggregate monetary expenditure limits in the corresponding budget for the immediately prior year and (II) the actual aggregate monetary expenditures of the Company or ETC, as appropriate, for such immediately prior year;

          (k) the adoption of any amendment to any budget for the Company or ETC or entering into or approving any commitment which requires, or is reasonably likely to require, an aggregate monetary expenditure by the Company, ETC or any other Entity controlled by the Company in an amount in excess of the amount previously budgeted for such expenditure;

          (l) the declaration of any dividends on the Common Stock, or the declaration of dividends, or the making of distributions, to the stockholders or partners, as the case may be, of ETC or any other Entity controlled by the Company, or, except as provided in Section 6.2(a) hereof), the redemption or purchase by the Company of any shares of Common Stock; and

          (m) commencing or settling any dispute, litigation, suit, action or other proceeding before any court or other governmental, administrative or taxing authority which is reasonably likely to have a material adverse effect upon a Consenting Stockholder or an Affiliate of a Consenting Stockholder, other than as a result of a diminution in the value of the Common Stock held by such Consenting Stockholder or the ETC Shares where such diminution in value affects all Consenting Stockholders and such Affiliates equally.

          "Subsidiary" of any Parent means an Entity (i) more than fifty percent
           ----------
of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are owned or controlled, directly or indirectly through one or more Subsidiaries, by such Parent or (ii) which does not have outstanding shares or securities, but more than fifty percent of whose ownership interests representing the right to make the decisions for such Entity is owned or controlled, directly or indirectly through one or more Subsidiaries, by such Parent; provided, however, that in each case,
                                          --------  -------
such Entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

          "Wholly Owned Subsidiary" means any Entity as to which the Company
           -----------------------
owns, directly or indirectly, (a) all of the voting power and (b) (i) if such Entity is a corporation, all of the outstanding capital stock and (ii) if such Entity is not a corporation, all of the equity and profits interests.

           1.2  Voting; Written Consent.
                -----------------------

          (a) Any agreement by the Consenting Stockholders herein to vote their shares of Common Stock in a certain manner shall be deemed, in each instance, to include an agreement by each Consenting Stockholder to use such Consenting Stockholder's best efforts and to take all actions necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, as promptly as practicable, a special or annual meeting of stockholders or to act by written consent.

          (b) When any action is required to be taken by a Consenting Stockholder pursuant to this Agreement, such Consenting Stockholder shall take all steps necessary to implement such action, including without limitation, executing or causing to be executed, as promptly as practicable, a consent in writing in lieu of an annual or special meeting of the stockholders pursuant to
Section 228 of the General Corporation Law of Delaware or any successor statute thereto to effect such stockholder action.

          (c) Unless expressly stated to the contrary herein, any action requiring the vote of the directors (or any committee thereof) may be effected by consent in lieu of a meeting of the directors or committee members, as the case may be, pursuant to Section 141(f) of the General Corporation Law of Delaware or any successor statute thereto.

 ARTICLE 2  BOARD OF DIRECTORS AND STOCKHOLDERS

          2.1  Composition of the Board.  The Board shall consist of five
               ------------------------
directors. The Majority Stockholder shall have the right to designate three individuals to serve as directors on the Board, and the other Consenting Stockholder shall have the right to designate two individuals to serve as directors on the Board. Members of the Board shall be designated by the Consenting Stockholders promptly following the date hereof to serve until the next annual meeting of the stockholders of the Company. Thereafter, at each annual meeting of the stockholders of the Company, members shall be designated to serve for one year terms; provided, however, that promptly following any
                             --------  -------
acquisition after the date hereof by a Consenting Stockholder of Common Stock sufficient to make it a Majority Stockholder, members shall be designated in accordance with this Section 2.1 at a special meeting of stockholders or by written consent to serve until the next annual meeting of stockholders. In determining the number of directors a Consenting Stockholder shall be entitled to designate pursuant to the foregoing provisions of this Section, Consenting Stockholders that are Subsidiaries of the same Parent shall be considered as one Consenting Stockholder and the shares of Common Stock owned by them shall be aggregated in calculating the percentage of outstanding shares owned. Each Consenting Stockholder hereby agrees to vote all shares of Common Stock owned by such Consenting Stockholder to cause the election to the Board of the individuals designated by the Consenting Stockholders in accordance with this
Section 2.1.

          2.2  Removal of Directors.  Each Consenting Stockholder shall vote all
               --------------------
shares of Common Stock owned by such Consenting Stockholder for the removal (with or without cause) of any director designated and elected pursuant to
Section 2.1 hereof if the Consenting Stockholder who designated such director pursuant to Section 2.1 hereof (i) requests such removal by notice to the other Consenting Stockholders or (ii) ceases to hold such number of shares of Common Stock as entitled such Consenting Stockholder to designate such director pursuant to Section 2.1 hereof.

          2.3  Vacancies.  If, as a result of death, disability, retirement,
               ---------
resignation, removal (with or without cause) or otherwise there shall exist or occur any vacancy on the Board,

          (a) the Consenting Stockholder entitled to designate (pursuant to Section 2.1 hereof) the director whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual to fill such vacancy and to serve as a director of the Company for the remainder of the term of the director who caused the vacancy (so long as such Consenting Stockholder continues to hold at the time of such vacancy such number of shares of Common Stock as entitled such Consenting Stockholder to elect, pursuant to
Section 2.1 hereof, the director whose death, disability, retirement, resignation or removal resulted in such vacancy) and

          (b) in the event the remaining directors on the Board fail to cause such individual to be appointed a director to fill such vacancy, each Consenting Stockholder shall vote its respective shares in favor of the individual designated in accordance with clause (a) above to fill such vacancy.

          2.4  Conflicting Charter or By-law Provisions.  Each Consenting
               ----------------------------------------
Stockholder shall vote its shares of Common Stock, and shall take all other actions necessary, to ensure that the Company's Certificate of Incorporation, as amended, and By-laws, as amended, facilitate and do not at any time conflict with the provisions of this Agreement.

           2.5  Action by the Board of Directors.
                --------------------------------

          (a) Except as otherwise provided in Sections 2.5(b) and (c), all actions of the Board and committees thereof shall require the affirmative vote of a majority of the total number of directors comprising the Board or committee thereof or, in lieu of a meeting, by the unanimous written consent of the members of the Board or committee thereof.

          (b) The Company shall not, and shall not permit ETC or any other Entity controlled by the Company to, and no party to this Agreement shall cause the Company, ETC or any other

Entity controlled by the Company to, take any action with respect to any Significant Transaction without

          (i) providing to the directors at least ten Business Days prior notice of any meeting of the Board at which a Significant Transaction is proposed to be approved, which notice shall describe such proposed Significant Transaction and

          (ii) the prior approval of not less than four of the directors at any time that the Majority Stockholder has an ETC Percentage of 90% or less, and the prior approval of not less than three of the directors at any time that the Majority Stockholder has an ETC Percentage of greater than 90%;

provided, however, that in each case the approval of all of the directors
- - --------  -------
designated by the Consenting Stockholders shall be required to enter into any agreement or to obtain any license or franchise which restricts the transfer of shares of Common Stock or of the ETC Shares, or subjects the shares of Common Stock or the ETC Shares to any security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges or other encumbrances of any nature whatsoever, in each case in a manner that discriminates among Consenting Stockholders.

          (c) Notwithstanding the provisions of Sections 2.5(a) and (b), in lieu of any other approval provided in such Sections,

          (i) the approval of all of the disinterested members of the Board shall be required to approve any transaction (other than a transaction described in clause (ii) of this Section 2.5(c)) between the Company or any Affiliate of the Company and a Consenting Stockholder or an Affiliate of a Consenting Stockholder if such transaction involves, or is reasonably likely to involve, an aggregate value in excess of $250,000 per annum;

          (ii) the unanimous consent of all of the disinterested members of the Board shall be required to approve any transaction between the Company or any Affiliate of the

Company and a Consenting Stockholder or an Affiliate of a
Consenting Stockholder (other than a transaction expressly contemplated in this Agreement) that is on terms less favorable to the Company or the Affiliate of the Company (as the case may be) than could be otherwise obtained from an unaffiliated third party; provided, however, that neither the Company nor ETC
                          --------  -------
nor any other Affiliate of the Company shall engage in any transaction with a Consenting Stockholder or any Affiliate of a Consenting Stockholder that is not on commercially reasonable terms; and

          (iii) the approval of all of the members of the Board shall be required before any action may be taken to issue or sell any shares of (or to issue or sell any warrants, options or rights to acquire or securities convertible into or exchangeable for) capital stock of the Company (other than the Common Stock) or other equity or debt securities that would provide the holders thereof with the right to vote for directors of the Company (whether generally, for a specified number of directors or upon the occurrence of a contingency).

          2.6  ETC Board.  The Company and its transferees have the right
               ---------
pursuant to the ETC Stockholders' Agreement, prior to the Minority Redemption, to designate three of the five directors to the ETC Board. Prior to the Minority Redemption, the Company shall cause ETC (a) to notify TCGI of each stockholder and director meeting of ETC, (b) to provide to TCGI, at the same time they are provided to the directors and stockholders of ETC, copies of all stockholder and director resolutions and consents, of all minutes of all stockholder and director meetings and of all other information provided to the stockholders and the directors of ETC, and (c) to invite a representative of TCGI to attend each stockholder and director meeting of ETC. The Company and the Majority Stockholder shall take such action(s) as may be necessary to permit such TCGI representative to participate in all discussions at such stockholder and director meetings, but such TCGI representative shall not be entitled to vote at any such meeting. After the Minority Redemption, the Majority Stockholder shall designate three individuals to serve on the ETC Board and the other Consenting Stockholder shall designate two individuals to serve on the ETC Board.

 ARTICLE 3  TRANSFERS

           3.1  Restrictions on Transfer.
                ------------------------

          (a) A Consenting Stockholder shall not, directly or indirectly, offer, sell, transfer, assign, grant a participation in or option with respect to, pledge, encumber or otherwise dispose of any of its shares of Common Stock except in a transaction that is expressly permitted by this Agreement and:

          (i) is in accordance with agreements entered into by the Company with third parties to which transfers of interests in the Company are subject, including, without limitation, the ETC Stockholders' Agreement (unless the breach of such agreements, other than this Agreement and the ETC Stockholders' Agreement, would not have a material adverse effect on the Company), and

          (ii)  in which the transferee becomes a party to this Agreement.

A transfer of control of a Consenting Stockholder or of an Entity (other than the Parent of such Consenting Stockholder) of which such Consenting Stockholder is a direct or indirect subsidiary to any Entity (an "Indirect Transfer") shall
                                                      -----------------
constitute a transfer by such Consenting Stockholder subject to the provisions of this Article 3 (unless the Entity to which control is transferred is itself a Subsidiary of the Parent of such Consenting Stockholder both before and after such transfer). Any attempt to sell, transfer, assign, grant a participation in or option with respect to, pledge, encumber or otherwise dispose of any shares of Common Stock in a manner that does not comply with this Agreement shall be ineffective.

          (b) Except as expressly permitted by this Agreement, each Consenting Stockholder shall (i) be the record and beneficial owner of such shares of Common Stock and other securities of the Company indicated in the Company's records as being owned by such Consenting Stockholder, in each case free and clear of any pledge, lien, security interest, charge, claim, equity, option or encumbrance of any kind (except pursuant to the terms and conditions of the Pledge Agreement), and (ii) have sole voting power with respect to such Consenting Stockholder's shares of Common Stock and will not grant any proxy with respect to such shares, enter into any voting trust or other voting agreement or arrangement with respect to such shares or grant any other rights to vote such shares; provided, however, that the foregoing shall
                                  --------  -------
not be construed to limit the ability of a Consenting Stockholder to enter into agreements with respect to sales permitted by Section 3.1(a) or to enter into agreements not inconsistent with this Agreement that restrict such Consenting Stockholder's ability to transfer shares of Common Stock.

          3.2  Legend.  Each certificate evidencing outstanding shares of Common
               ------
Stock held by a Consenting Stockholder shall bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO, AND TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT, AS AMENDED, DATED AS OF JUNE 30, 1993, AMONG COMCAST CAP OF PHILADELPHIA, INC. AND CERTAIN STOCKHOLDERS THEREOF. A COPY OF THIS AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF COMCAST CAP OF PHILADELPHIA, INC. AT 1234 MARKET STREET, 16TH FLOOR, PHILADELPHIA, PA. 19107.

All certificates evidencing shares of Common Stock hereafter issued by the Company to a Consenting Stockholder shall bear the legend set forth above. Upon termination of this Agreement and then upon surrender to the Company of any certificates bearing the legend set forth above, the Company shall reissue such certificates to the owner thereof without such legend.

          3.3  Exceptions to Restrictions on Transfers.  The restrictions
               ---------------------------------------
contained in Section 3.4 shall not apply to any of the following:

          (a) a transfer by a Consenting Stockholder to any Subsidiary of it or of its Parent of shares of Common Stock, provided, however, that, in each case,
                                         --------  -------
the transferee assumes the
obligations of the transferor under this Agreement with respect to such shares and becomes a party to this Agreement;

          (b) the grant by TCGI to Comcast of a security interest in the Common Stock pursuant to the Pledge Agreement of even date herewith between TCGI and Comcast to secure TCGI's obligation to pay the purchase price for the acquisition of such Common Stock and the foreclosure by Comcast of such security interest pursuant to the terms of such Pledge Agreement; or

          (c) a transfer that results directly or indirectly from the sale or other disposition of all or substantially all of the assets or stock (including by merger, consolidation or share exchange) of the Parent of a Consenting Stockholder, provided that, in each case, the transferee, or its Parent, as applicable, assumes the obligations of the transferor under this Agreement and becomes a party to this Agreement or executes a Parent Undertaking, as applicable.

           3.4  Right of First Refusal.
                ----------------------

          (a) If, other than pursuant to Section 3.3 hereof, any Consenting Stockholder (the "Selling Stockholder"), at any time after the earlier of
                  -------------------
October 1, 1997, and the date of exercise of the Minority Put, desires to sell all, but not less than all, of its shares of Common Stock, whether by sale of such Common Stock, sale of all of the equity interests of such Selling Stockholder, or the sale of equity interests of an Entity that would result in a Change in Control of the Selling Stockholder (in each such case, the portion thereof consisting of the Common Stock only being the "Offered Shares"), to an
                                                       --------------
unaffiliated third party offeror who has made a bona fide written offer to purchase the Offered Shares (or assets of which the Common Stock forms a part) and who is financially capable of consummating such purchase (the "Offeror"),
                                                                   -------
such Consenting Stockholder shall deliver to the other Consenting Stockholders (for purposes of this Section 3.4, the "Non-Selling Stockholders") a notice (a
                                        ------------------------
"Notice of Sale") of its intention to sell the Offered Shares to the Offeror.
- - ---------------
The Notice of Sale shall include the economic terms and conditions of such offer, including the name of the Offeror and controlling owners, principal officers and directors (subject to any legal or contractual restrictions on the disclosure of such identity) and the price and payment terms for the Offered Shares and shall contain the Selling Stockholder's offer to sell the Offered Shares to the Non-Selling Stockholders on the same terms and conditions as proposed by the Offeror. If the offer from the Offeror is given or received in connection with a transaction pursuant to which assets or ownership interests in addition to the Offered Shares are proposed to be disposed of (including, without limitation, pursuant to an Indirect Transfer), the Notice of Sale shall also contain the Selling Stockholder's good faith estimate, based on reasonable allocation and attribution methods, of the portion of the aggregate consideration for the assets or ownership interests to be disposed of which is reasonably allocated to the Offered Shares, which shall be the purchase price for the Offered Shares (which price shall, unless otherwise agreed by the Electing Stockholders (as defined below), be payable in cash). The non-Selling Stockholders shall enter into appropriate confidentiality agreements as reasonably requested by the Selling Stockholder in connection with the offer from the Offeror and the information contained in the Notice of Sale. If a non-Selling Stockholder desires to accept the offer set forth in a Notice of Sale as to at least its pro rata portion (based on the number of shares of Common Stock owned by it and the number of shares of Common Stock owned by all Non-Selling Stockholders) of the Offered Shares, such Non-Selling Stockholder (an "Electing Stockholder") shall,
                                                  --------------------
within fourteen days of receipt of such Notice of Sale, notify the Selling Stockholder of its intention to acquire its full pro rata portion of the Offered Shares and deliver a copy of such notice to each other non-Selling Stockholder. If a non-Selling Stockholder does not elect to acquire its pro rata portion of the Offered Shares, the Selling Stockholder shall notify the Electing Stockholders of the portion of the Offered Shares remaining, and each Electing Stockholder shall then have ten days after the later of receipt of such notice and the expiration of the fourteen day period described above to notify the Selling Stockholder of its intention to acquire such unacquired portion of the Offered Shares (the "Uncommitted Portion") (and, if more than one
                                    -------------------
Electing Stockholder notifies the Selling Stockholder of its willingness to purchase the Uncommitted Portion then, unless otherwise agreed by such Electing Stockholders, the Uncommitted

Portion shall be allocated among the Electing Stockholders who have so notified the Selling Stockholder pro rata on the basis of the respective numbers of shares of Common Stock owned by them). The Electing Stockholders shall have ninety days after the termination of the foregoing procedure to enter into a binding agreement with the Selling Stockholder to acquire all of the Offered Shares on the economic terms and conditions set forth in the Notice of Sale; provided, however, that if the payment of the purchase price set forth in the
- - --------  -------
Notice of Sale is not to be made entirely in cash, the Selling Stockholder and the Electing Stockholders shall negotiate in good faith as to the value of the non-cash consideration, and the Electing Stockholders shall have the right to pay the purchase price for the Offered Shares all in cash. The Selling Stockholder and the Electing Stockholders shall negotiate in good faith to enter into a binding agreement with respect to the sale of the Offered Shares, which binding agreement shall contain:

          (i) the representation and warranty of the Selling Stockholder that the Electing Stockholders will receive good and valid title to the Offered Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as set forth in this Agreement or otherwise applicable to all of the Common Stock and except for governmental, regulatory and other third party consents and approvals required for transfers of shares of Common Stock generally;

          (ii)  the following conditions to the closing of such sale:

          (A) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, shall have expired or been terminated;

          (B) all governmental approvals and other third party consents expressly required with respect to the transactions to be consummated at such closing shall have been obtained, to the extent the failure to obtain such approvals or consents would prevent the Selling Stockholder from performing any of its material obligations under the transaction documents or would result in any materially adverse change in, or materially adverse effect on, the business, assets, results of operations, financial condition or prospects of the Company, ETC and the other Entities controlled by the Company taken as a whole;

          (C) there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the consummation of the transactions to be consummated at such closing; and

          (D) the representation and warranty of the Selling Stockholder contemplated by clause (i) of this sentence shall be true and correct at the closing of such sale with the same force and effect as if then made; and

          (iii) such other representations, warranties, conditions and indemnifications as may be agreed upon by the Selling Stockholder and the Electing Stockholders.

The closing of any acquisition under such agreement shall take place as promptly as practicable, but in any event within sixty days after the execution thereof, subject to extension for a maximum of 180 additional days to the extent required to obtain all required governmental, regulatory and other third party consents and approvals.

          (b) If non-Selling Stockholders do not notify the Selling Stockholder of their intention to acquire, in the aggregate, all the Offered Shares within the period set forth in Section 3.4(a) hereof or if a binding agreement to purchase all of the Offered Shares covered by the Notice of Sale is not entered into within the ninety day period set forth in Section 3.4(a) hereof for any reason other than a violation of this Section
3.4 or wrongful acts or willful bad faith on the part of the Selling Stockholder, or if a purchase covered by such a binding agreement is not consummated within the sixty day period (subject to extension for a maximum of 180 additional days to the extent required to obtain all required governmental, regulatory and other third party consents and approvals) set forth in Section 3.4(a) for any reason other than a breach by the Selling Stockholder of any of its covenants, representations or warranties in such binding agreement that are a condition to consummation of such purchase, the Selling Stockholder shall have the right, at any time during the 180 days after the expiration of the relevant period, to close, subject to compliance with the requirements of Section 3.1, on a sale of all of the Offered Shares to the Offeror on economic terms and conditions no less favorable in the aggregate to the Selling Stockholder than those set forth in the Notice of Sale. The Selling Stockholder shall, as promptly as practicable and prior to the closing of such sale, provide to the Non-Selling Stockholders a copy of the agreement for the sale of the Offered Shares so as to permit the non-Selling Stockholders to confirm for themselves that the economic terms and conditions of such sale are no less favorable in the aggregate to the Selling Stockholder than those set forth in the Notice of Sale. If the Selling Stockholder does not close the sale of the Offered Shares to the Offeror during such 180 day period, the procedure set forth above with respect to the Notice of Sale shall be repeated with respect to any subsequent proposed sale of the Common Stock of the Selling Stockholder (whether by sale of such Common Stock, sale of all of the equity interests of such Selling Stockholder, or the sale of equity interests of an Entity that would result in a Change in Control of the Selling Stockholder).

          (c) In furtherance of the rights set forth above in this Section 3.4, each Consenting Stockholder and the Company agree that, on reasonable notice following the delivery of a Notice of Sale, at reasonable times and without interfering with the business or operations of the Company, they will take all necessary action to:

          (i) provide to third parties full and free access to all books and records of the Company and ETC and any and all reports, budgets, proposals or other written material prepared by or on behalf of the Company or ETC;

          (ii) make the officers and employees of the Company and ETC available for meetings with third parties;

          (iii) permit on-site visits to the Company's and ETC's facilities by third parties;

          (iv)  provide full and free access to a data room to third parties;

          (v) assist the Selling Stockholder in obtaining all necessary consents to any disposition of the Offered Shares; and

          (vi) assist in the preparation of any descriptive memoranda or other sales materials relating to the Company and ETC and give the Selling Stockholder the right to share such information with third parties, provided, in each case, that

          (Y) the Selling Stockholder and its representatives and such third parties have entered into an appropriate confidentiality agreement with the Company, which shall be in form and substance reasonably satisfactory to the Company, and

          (Z) the Selling Stockholder agrees to reimburse the Non-Selling Stockholders, the Company and ETC for any out of pocket expenses incurred by them in connection with the foregoing actions.

Notwithstanding the foregoing, if non-Selling Stockholders have timely notified the Selling Stockholder pursuant to Section

3.4(a) of their intention to acquire, in the aggregate, not less than all of the Offered Shares, then the Company and the Consenting Stockholders shall not be obligated to comply with the covenants contained in this Section 3.4(c) during the period that a binding agreement for such acquisition is being negotiated or thereafter (subject to such binding agreement being executed and the closing thereunder occurring within the applicable time limitations set forth in Section 3.4(a)).

           3.5  Preemptive Rights.
                -----------------

          (a) Except as provided below, each Consenting Stockholder shall have a right to purchase its aggregate pro rata portion, based on its CAP Percentage, of any new capital stock, including authorized but unissued shares of Common Stock and options, warrants or rights to acquire and securities convertible or exchangeable for such new capital stock ("New Capital Stock"), which the Company
                                          -----------------
may, from time to time, propose to issue; provided, however, that no Consenting
                                          --------  -------
Stockholder shall have any such preemptive right with respect to any New Capital Stock which, pursuant to Section 2.5, has been approved for issuance by the Company in connection with (i) an acquisition (including by way of merger or consolidation or share exchange) by the Company of the stock or assets of another Entity in a transaction permitted by this Agreement pursuant to which the purchase price is paid in whole or in part by the delivery of such New Capital Stock to the seller or (ii) the funding of any Minority Put, Minority Call, Northern Telecom Put or Northern Telecom Call by a Consenting Stockholder pursuant to Section 4.1 or 4.2 hereof. This right with respect to any such proposed issuance shall terminate if unexercised within thirty days after receipt of the Preemption Notice (as defined below).

          (b) In the event the Company proposes to undertake an issuance of New Capital Stock, it shall give each Consenting Stockholder written notice (a

"Preemption Notice") of its intention, describing the type of New Capital Stock,
- - ------------------
the amount to be issued, the price and the general terms upon which the Company proposes to issue the same. Each Consenting Stockholder shall have thirty days after receipt of the Preemption Notice to agree to purchase all or any portion of its pro rata share of such New Capital Stock (as determined pursuant to Section 3.5(a)) for the price and upon the terms specified in the Preemption Notice by giving notice to the Company within such thirty day period and stating therein the quantity (including amounts, if any, such Consenting Stockholder would be willing to purchase over and above its pro rata portion) of New Capital Stock to be purchased. If any Consenting Stockholder does not elect to purchase its full pro rata portion of the shares of New Capital Stock proposed to be issued, such shares shall be apportioned proportionately (as provided in Section 3.5(a)) among the Consenting Stockholders who have indicated a willingness to purchase shares in excess of their respective pro rata portions, until all such shares have been allocated among such Consenting Stockholders or until each such Consenting Stockholder shall have obtained by such process of apportionment the total number of shares of New Capital Stock it has indicated a desire to acquire.

          3.6  Transferee Consenting Stockholders.  A Consenting Stockholder
               ----------------------------------
shall remain a Consenting Stockholder for so long as it owns any Common Stock regardless of the percentage of Common Stock it may own from time to time. Any transferee of a Consenting Stockholder required to become a party to this Agreement pursuant to Section 3.1 or 3.3, and any purchaser of New Capital Stock of the Company which is required pursuant to the terms of its purchase to become a party to this Agreement, shall become a Consenting Stockholder by delivering to the Company (which shall promptly send notice thereof to the Consenting Stockholders) a counterpart signature page to this Agreement and shall deliver to the Company a Parent Undertaking by its Parent (if any). No further action by the Company or the Consenting Stockholders shall be required for such person to become a party to this Agreement. It shall be a condition of any Indirect Transfer permitted by this Agreement that the transferee thereunder deliver to the Company a Parent Undertaking by its Parent, if any.

          3.7  Prohibited Transfers.  Notwithstanding anything to the contrary
               --------------------
contained herein, no Consenting Stockholder may transfer any of its shares of Common Stock or permit the Company or ETC to issue any stock or take any other action if, after giving effect to such transfer, issuance or action, such

Consenting Stockholder would be unable to comply with its obligations under
Section 4.3 or 4.4 hereof.


 ARTICLE 4  MINORITY REDEMPTION AND NORTHERN TELECOM REDEMPTION

          4.1  Minority Put.  If the Minority Put is exercised, Comcast shall
               ------------
promptly notify the Company and TCGI of such exercise. Following such exercise, the Consenting Stockholders shall act in accordance with the following:

          (a) Within sixty days after the exercise of the Minority Put, Comcast shall notify the Company and TCGI whether or not it will cause the Company to cause ETC to fund the Minority Redemption. If Comcast elects to cause the Company to cause ETC to fund the Minority Redemption, the Company shall issue and sell to Comcast, and Comcast shall purchase from the Company, additional shares of Common Stock, and the Company shall contribute the proceeds of such issuance and sale of Common Stock to ETC and cause ETC to consummate the Minority Redemption, such that, after giving effect to such transactions and the Minority Redemption, TCGI's ETC Percentage is exactly what it was immediately prior to the consummation of the Minority Redemption assuming, for purposes of such calculation, that any cash available to ETC other than from the Company which the ETC Board determines to make available in connection with such redemption (the "ETC Available Cash") is used by ETC prior to the Minority
                 ------------------
Redemption to purchase Minority Shares for a per share price equal to the per share price actually paid for the Minority Shares pursuant to the Minority Redemption. The aggregate purchase price for such additional shares of Common Stock shall be an amount equal to the purchase price payable in connection with the Minority Redemption pursuant to Section 7 of the ETC Stockholders' Agreement less an amount equal to the ETC Available Cash. Comcast shall notify TCGI promptly following the consummation of the Minority Redemption.

          (b) If Comcast fails to give notice within the sixty day period referenced in clause 4.1(a) above, or if Comcast notifies the Company and TCGI that it elects not to cause the

Company to cause ETC to fund the Minority Redemption, then TCGI shall have the right, for the sixty day period commencing on the earlier of TCGI's receipt of such notice from Comcast or the expiration of such sixty day period, to request that Comcast cause the Company to cause ETC to fund the Minority Redemption, and Comcast shall do so upon receipt of such request. If TCGI elects to cause the Company to cause ETC to fund the Minority Redemption, the Company shall issue and sell to TCGI, and TCGI shall purchase from the Company, additional shares of Common Stock, and the Company shall contribute the proceeds of such issuance and sale of Common Stock to ETC and cause ETC to consummate the Minority Redemption, such that, after giving effect to such transactions and the Minority Redemption, Comcast's ETC Percentage is exactly what it was immediately prior to the consummation of the Minority Redemption assuming, for purposes of such calculation, that the ETC Available Cash is used by ETC prior to the Minority Redemption to purchase Minority Shares for a per share price equal to the per share price actually paid for the Minority Shares pursuant to the Minority Redemption. The aggregate purchase price for such additional shares of Common Stock shall be an amount equal to the purchase price payable in connection with the Minority Redemption pursuant to Section 7 of the ETC Stockholders' Agreement less an amount equal to the ETC Available Cash.

          4.2  Minority Call.  During the thirty-day period commencing on each
               -------------
October 1, beginning with October 1, 1997, and continuing until the Minority Redemption has been consummated, Comcast shall notify the Company and TCGI whether it will cause the Company to cause ETC to exercise the Minority Call during the ninety-day period commencing on such October 1.

          (a) If Comcast elects to cause the Company to cause ETC to exercise the Minority Call, the Company shall issue and sell to Comcast, and Comcast shall purchase from the Company, additional shares of Common Stock, and the Company shall contribute the proceeds of such issuance and sale of Common Stock to ETC and cause ETC to consummate the Minority Redemption, such that, after giving effect to such transactions and the Minority Redemption, TCGI's ETC Percentage is exactly what it was immediately prior to the consummation of the Minority Redemption assuming, for purposes of such calculation, that the ETC Available Cash is used by ETC prior to the Minority Redemption to purchase Minority Shares for a per share price equal to the per share price actually paid for the Minority Shares pursuant to the Minority Redemption. The aggregate purchase price for such additional shares of Common Stock shall be an amount equal to the purchase price payable in connection with the Minority Redemption pursuant to Section 7 of the ETC Stockholders' Agreement less an amount equal to the ETC Available Cash. Comcast shall notify TCGI promptly following the consummation of the Minority Redemption.

          (b) If Comcast fails to notify the Company and TCGI of its election within the sixty day period referenced in clause 4.2(a) above, or if Comcast notifies the Company and TCGI that it elects not to cause the Company to cause ETC to exercise the Minority Call, then TCGI shall have the right, for the sixty day period commencing on the earlier of TCGI's receipt of such notice from Comcast or the expiration of such sixty day period, to request that Comcast cause the Company to cause ETC to exercise the Minority Call, and Comcast shall do so upon receipt of such request. If TCGI elects to cause the Company to cause ETC to exercise the Minority Call, the Company shall issue and sell to TCGI, and TCGI shall purchase from the Company, additional shares of Common Stock, and the Company shall contribute the proceeds of such issuance and sale of Common Stock to ETC and cause ETC to consummate the Minority Redemption, such that, after giving effect to such transactions and the Minority Redemption, Comcast's ETC Percentage is exactly what it was immediately prior to the consummation of the Minority Redemption assuming, for purposes of such calculation, that the ETC Available Cash is used by ETC prior to the Minority Redemption to purchase Minority Shares for a per share price equal to the per share price actually paid for the Minority Shares pursuant to the Minority Redemption. The aggregate purchase price for such additional shares of Common Stock shall be an amount equal to the purchase price payable in connection with the Minority Redemption pursuant to Section 7 of the ETC Stockholders' Agreement less an amount equal to the ETC Available Cash.

           4.3  TCGI Buy Out Option.
                -------------------

          (a) If immediately following the consummation of the Minority Redemption TCGI has an ETC Percentage of less than 60%, TCGI shall have the right, for a period of 180 days after its receipt of notice of the consummation of the Minority Redemption, to purchase from Comcast up to that number of shares of Common Stock having an ETC Percentage which, when added to the ETC Percentage of TCGI immediately following consummation of the Minority Redemption, equals
(a) 60% if the Northern Telecom Redemption has occurred and (b) 58.36% if the Northern Telecom Redemption has not occurred. The purchase price for such shares shall be an amount equal to the product of the amount paid by Comcast pursuant to Section 4.1(a) or 4.2(a) above times a fraction, the numerator of which is the increase in TCGI's ETC Percentage resulting from the purchase of shares of Common Stock by TCGI pursuant to this Section 4.3 and the denominator of which is the increase in Comcast's ETC Percentage resulting from the Minority Redemption. In addition, if (i) the Company has sold any New Capital Stock since the date hereof and (ii) Comcast has purchased more than its pro rata share of such New Capital Stock pursuant to Section 3.5(b) (such shares of Common Stock purchased by Comcast in excess of its pro rata share of such New Capital Stock being referred to hereinafter as the "Comcast Excess Shares"),
                                                    ---------------------
TCGI shall pay to Comcast, with respect to that number of Comcast Excess Shares purchased by TCGI pursuant to this Section 4.3 up to the number of shares TCGI would have bought if it had bought its pro rata share of all such New Capital Stock, interest computed at the rate of 10% per annum from the date or dates Comcast purchased such Comcast Excess Shares to the date of payment by TCGI compounded annually on the amount paid by Comcast for such Comcast Excess Shares, which amount shall be paid by TCGI with the purchase price for the shares of Common Stock purchased pursuant to this Section 4.3. In calculating the amount provided in the foregoing sentence, it shall be assumed that the Comcast Excess Shares are the first shares purchased by TCGI pursuant to this Section.

          (b) The option provided in Section 4.3(a) may only be exercised once regardless of whether TCGI exercises such option for the entire number of shares it is entitled to purchase. The percentages expressed in Section 4.3(a), the number of shares which TCGI may purchase and the purchase price for such shares are all based on the assumptions that (i) Comcast and TCGI are the only stockholders of the Company and (ii) the Company, Northern Telecom and the holders of the Minority Shares are the only equity holders of ETC. If either such assumption ceases to be correct as a result of the admission of an additional stockholder to either ETC or the Company, the provisions of that Section shall be appropriately adjusted to reflect the revised capital structure of the Company or ETC, as the case may be, to preserve the parties' intent that TCGI have the opportunity to acquire a substantial majority interest in the Company and ETC.

           4.4  Comcast Buy Back Option.
                -----------------------

          (a) If immediately following the consummation of the Minority Redemption, Comcast has an ETC Percentage of less than 40%, then Comcast shall have the right, for a period of two years after the date of consummation of the Minority Redemption, to purchase from TCGI up to that number of shares of Common Stock having an ETC Percentage which, when added to the ETC Percentage of Comcast immediately following the consummation of the Minority Redemption, equals 40%. If Comcast exercises such right by delivery to TCGI of notice of exercise within 180 days of such consummation, the purchase price for such shares shall be an amount equal to the product of the amount paid by TCGI pursuant to Section 4.1(b) or 4.2(b) above times a fraction, the numerator of which is the increase in Comcast's ETC Percentage resulting from the purchase of shares of Common Stock by Comcast pursuant to this Section 4.4 and the denominator of which is the increase in TCGI's ETC Percentage resulting from the Minority Redemption. If Comcast exercises such right by delivery to TCGI of notice of exercise more than 180 days after such consummation (but not later than two years after such date of consummation), the purchase price for such shares shall be an amount equal to the Fair Market Value of such shares as of the date of exercise of such right determined in accordance with Section 4.5 hereof. In addition, if (i) the Company has sold any New Capital Stock since the date hereof and (ii) TCGI has purchased more than its pro rata share of such New Capital Stock pursuant to Section 3.5(b) (such shares of Common Stock purchased by TCGI in excess of its pro rata share of such New Capital Stock being referred to hereinafter as the "TCGI Excess Shares"), Comcast shall pay to
                    ------------------
TCGI, with respect to that number of TCGI Excess Shares purchased by Comcast pursuant to this Section 4.4 up to the number of shares Comcast would have bought if it had bought its pro rata share of such New Capital Stock, interest computed at the rate of 10% per annum from the date or dates TCGI purchased such TCGI Excess Shares to the date of payment by Comcast compounded annually on the amount paid by TCGI for such TCGI Excess Shares, which amount shall be paid by Comcast with the purchase price for the shares of Common Stock purchased pursuant to this Section 4.4. In calculating the amount provided in the foregoing sentence, it shall be assumed that the TCGI Excess Shares are the first shares purchased by Comcast pursuant to this Section.

          (b) The option provided in Section 4.4(a) may only be exercised once regardless of whether Comcast exercises such option for the entire number of shares it is entitled to purchase. The percentages expressed in Section 4.4(a), the number of shares which Comcast may purchase and the purchase price for such shares are all based on the assumptions that (i) Comcast and TCGI are the only stockholders of the Company and (ii) the Company, Northern Telecom and the holders of the Minority Shares are the only equity holders of ETC. If either such assumption is not correct as of the time Comcast elects to exercise the option set forth in Section 4.4(a), the provisions of that Section shall be appropriately adjusted to reflect the revised capital structure of the Company or ETC, as the case may be, to preserve the parties' intent that Comcast have the opportunity to maintain a substantial minority interest in the Company and ETC.

          4.5  Fair Market Value.  For purposes of this Agreement, "Fair Market
               -----------------                                    -----------
Value" of shares of Common Stock means the product of (i) the CAP Percentage
- - -----
represented by the shares of Common Stock as to which Fair Market Value is to be determined as of the date of determination of Fair Market Value times (ii) the price at which a willing seller (being under no compulsion to sell) would sell, and a willing buyer (having full knowledge of the facts and being under no compulsion to buy) would buy, all of the business and assets of the Company as a going concern (or all of the outstanding Common Stock, if that would yield a higher price), in a single arm's-length transaction without time constraints.
The price so determined for the business and assets of the Company shall, without duplication or deduction, be reduced by the amount of all liabilities of the Company. Fair Market Value shall be determined by mutual agreement of the parties to this Agreement; provided, however, that if such agreement cannot be
                           --------  -------
reached (i) within ten Business Days after the election is made pursuant to
Section 6.2(a)(i) hereof to cause the Company (or its designee(s)) to purchase the shares as to which Fair Market Value is being determined or (ii) within thirty Business Days after the occurrence of any other event that requires the determination of Fair Market Value, then such determination shall be made by independent appraisal, such appraisal to be made by a qualified appraiser selected by the Consenting Stockholder whose Common Stock is being appraised (the "Appraisal Stockholder") and the Consenting Stockholders holding a majority
      ---------------------
of the outstanding Common Stock (excluding the Common Stock of the Appraisal Stockholder). If the Consenting Stockholders have not agreed on the selection of an appraiser within five Business Days after the expiration of such ten Business Day or thirty Business Day period (as the case may be), then the Appraisal Stockholder shall select one appraiser and the Consenting Stockholders holding a majority of the outstanding Common Stock (excluding the Common Stock of the Appraisal Stockholder) shall select a second appraiser, such selections to be made promptly and in any event within ten Business Days after the expiration of the foregoing five Business Day period. (If only one appraiser is timely selected within such ten Business Day period, the appraisal shall be made solely by such timely-selected appraiser.) The appraiser, or each appraiser in the event of more than one appraiser, shall submit its determination of the Fair Market Value of the Appraisal Stockholder's Common Stock within forty-five Business Days of the date of its selection. If there are two appraisers and the lower determination of such Fair Market Value varies by 10% or less of the higher of such determinations, the Fair Market Value of the Appraisal Stockholder's Common Stock shall be the average of the two determinations. If such lower determination varies by more than 10% of the higher of such determinations, the determination of the Fair Market Value of the Appraisal Stockholder's Common Stock shall be decided by arbitration by the office of the

American Arbitration Association located in or nearest to the ETC Business Area in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any determination of Fair Market Value shall be final and binding on the Consenting Stockholders. No appraiser selected pursuant to this Section shall be affiliated with any Consenting Stockholder and each shall be an investment banker or other qualified person with prior experience in appraising businesses comparable to the business of the Company. The fees and expenses of any appraisers or arbitrators shall be paid by the Company.

          4.6  Northern Telecom Redemption.  If the Northern Telecom Call or the
               ---------------------------
Northern Telecom Put is exercised and the ETC Board determines in good faith that ETC does not have sufficient funds to fund the Northern Telecom Redemption and that it is not able on commercially reasonable terms to borrow such funds, then the Majority Stockholder shall purchase from the Company and the Company shall issue and sell to the Majority Stockholder that number of shares of Common Stock having an ETC Percentage equal to the percentage represented by the ETC Shares immediately following the Northern Telecom Redemption minus such percentage immediately prior to the Northern Telecom Redemption. The aggregate purchase price for such shares of Common Stock shall be equal to the amount payable by ETC in connection with the Northern Telecom Redemption. The Company shall contribute the proceeds of such issuance and sale of Common Stock to ETC and cause ETC to consummate the Northern Telecom Redemption. If TCGI is not the Majority Stockholder at the time of the exercise of the Northern Telecom Put or Call, as the case may be, Comcast shall notify TCGI of the exercise of the Northern Telecom Put or the Northern Telecom Call, as the case may, and of the consummation of the Northern Telecom Redemption.

          4.7  Exercise of Rights under ETC Documents.  The Company has certain
               --------------------------------------
rights under the ETC Stockholders' Agreement under certain circumstances to acquire shares of stock in ETC, such as (but not limited to) preemptive rights, rights of first refusal and an option to acquire shares of an ETC stockholder which has suffered an involuntary transfer of its shares in ETC. Comcast shall notify TCGI when any such rights arise and whether it intends to cause the Company to exercise such rights. If

Comcast elects not to cause the Company to exercise such rights, TCGI shall have the right to cause the Company to do so. If TCGI so elects, the Company shall issue and sell to TCGI pursuant to Section 3.5, and TCGI shall purchase from the Company that number of shares of Common Stock such that Comcast's ETC Percentage after such issuance is exactly what it would have been if TCGI had not elected to cause the Company to exercise such rights. The purchase price for such sale shall equal the amount required by the Company under the ETC Stockholders' Agreement to exercise such rights. The Company shall use the proceeds of any such issuance and sale of Common Stock to exercise the rights which TCGI elected to have it exercise.

          4.8  Closing of Transfers.  Unless otherwise agreed between the buyer
               --------------------
and seller, the closing of a purchase and sale of Common Stock contemplated by this Article 4 shall take place at the offices of the Company on or before the thirtieth day after the later of:

          (a)  the completion of any applicable appraisal process;

          (b) the expiration or termination of all applicable governmental waiting periods;

          (c) the receipt of all necessary governmental consents needed to approve the transactions contemplated herein, which consents have not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and the time for the issuer of such consent to set aside the action on its own motion have expired;

          (d) the receipt of all material third party consents needed to approve the transactions contemplated herein; and

          (e) the termination of any applicable preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the consummation of such purchase and sale.

At said closing, the purchaser shall pay the total purchase price against the seller's delivery to the purchaser of certificates evidencing the shares of Common Stock purchased, all duly endorsed and accompanied by assignments as are sufficient to effect due transfer of the ownership of such interest to the purchaser, free and clear of all liens, security interests and other encumbrances.


 ARTICLE 5  ADDITIONAL AGREEMENTS

          5.1  Confidentiality.  Each Consenting Stockholder agrees that it will
               ---------------
not, directly or indirectly, without the prior written consent of each of the other Consenting Stockholders, use or disclose to any Entity any information, trade secrets, confidential customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices of the Company, ETC or any of the Company's other Subsidiaries, (a) except to the extent any of the foregoing is or becomes available to the public other than as a result of disclosure by such Consenting Stockholder or any of its Affiliates or the directors, officers, employees, agents, advisors and controlling persons of it or any of its Affiliates, (b) except as necessary to effect a transaction under and in compliance with Article 3, (c) except as may be required by law and
(d) except as any Consenting Stockholder may disclose to its lenders, rating agencies and business, legal and financial advisors. In the event any Consenting Stockholder is required by applicable law or regulation or by legal process to disclose any of the foregoing, it will provide the Company and the other Consenting Stockholders with prompt notice thereof to enable them to seek an appropriate protective order. The covenants made by a Consenting Stockholder in this Section 5.1 shall continue to apply for a period of two years after such Consenting Stockholder ceases to be a Consenting Stockholder (subject, however, to Section 7.1 hereof).

          5.2  Acquisitions Prior to Minority Redemption.  If at any time that
               -----------------------------------------
TCGI is not the Majority Stockholder, the holders of the Minority Shares notify the Company or Comcast that they desire to cause ETC to make an acquisition of assets or equity interests which may be used by ETC in the conduct of the Business in the ETC Business Area and which involves an expenditure in an amount in excess of $1,000,000 (a "Minority Approved Acquisition"), Comcast shall so
                            -----------------------------
notify TCGI. In addition, if at any time that it is not the Majority Stockholder TCGI desires to cause ETC to make a Minority Approved Acquisition, Comcast shall cause the Company to present to the ETC Board a proposal for ETC to make such acquisition. If the ETC directors appointed by the holders of the Minority Shares vote in favor of such proposal, then Comcast shall cause the Company to cause ETC to make such acquisition and to take all actions necessary, including, but not limited to, issuing New Capital Stock or borrowing funds necessary to fund such acquisition, to implement such acquisition.

          5.3  Indebtedness for Borrowed Money.  The Company shall not, and
               -------------------------------
shall not permit ETC or any other Entity controlled by the Company to, incur any indebtedness for borrowed money the terms of which permit the creditor under such indebtedness to have recourse against a Consenting Stockholder without the express written consent of that Consenting Stockholder.

          5.4  Amendments to and Compliance with ETC Documents. Neither Comcast
               -----------------------------------------------
nor the Company shall agree to any amendment, modification or waiver of any provision of the ETC Stockholders' Agreement, the ETC Purchase Agreement or any document or instrument entered into in connection therewith without the prior written consent of TCGI, which consent shall not be unreasonably withheld. Comcast and the Company shall each comply in all material respects with the provisions of the ETC Stockholders' Agreement and shall not take any action which, under the ETC Stockholders' Agreement, requires the consent of the holders of the Minority Shares, without the consent of such holders.

          5.5  Use of TCGI Name.  The Company shall not, and shall not permit
               ----------------
ETC to, use "TCG", "TC", "Teleport" or "Teleport

Communications" or any name or initials similar thereto as part or all of its name or trade name, without the prior written consent of TCGI.


 ARTICLE 6  EVENTS OF DEFAULT AND REMEDIES

          6.1  Events of Default.  An "Event of Default" shall be considered to
               -----------------       ----------------
have occurred with respect to a Consenting Stockholder (together with the Subsidiaries of its Parent that are also Consenting Stockholders, a "Defaulting
                                                                     ----------
Stockholder") if:
- - -----------

          (a) such Consenting Stockholder, directly or indirectly, sells, assigns, transfers, grants a participation in or option with respect to, pledges, encumbers or otherwise disposes of all or any part of its Common Stock, except as permitted by this Agreement; provided, however, that no Event of
                                       --------  -------
Default shall be considered to have occurred for thirty days following the involuntary encumbrance of all or any part of such Common Stock if during such thirty day period such Consenting Stockholder acts diligently to, and does, remove any such encumbrance, including, but not limited to, effecting the posting of a bond to prevent foreclosure where necessary;

          (b) such Consenting Stockholder fails to perform or violates any other material term or condition of this Agreement and such failure or violation continues for thirty days after written notice thereof has been given to such Consenting Stockholder by the Company or any other Consenting Stockholder or any representation or warranty of such Consenting Stockholder made herein was false in any material respect when made; or

          (c) such Consenting Stockholder institutes proceedings of any nature under the Federal Bankruptcy Code, or any similar state or Federal law for the relief of debtors (a "Bankruptcy Law"), wherein such Consenting Stockholder
                      --------------
seeks relief as a debtor; such Consenting Stockholder makes a general assignment for the benefit of creditors; or such Consenting Stockholder has instituted against it proceedings under any section of any Bankruptcy Law, which proceedings are not dismissed, stayed or discharged within sixty days after the filing thereof or, if stayed, such stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceedings (such Consenting Stockholder may be referred to hereinafter as a "Bankrupt Stockholder").
                                                 --------------------

           6.2  Remedies.
                --------

          (a) Upon the occurrence and during the continuance of an Event of Default with respect to a Defaulting Stockholder, the Board may elect (by the vote of a majority of the disinterested members):

          (i) with the approval of those Consenting Stockholders who are not Defaulting Stockholders ("non-Defaulting Stockholders") and whose aggregate
                          ---------------------------
number of shares of outstanding Common Stock constitutes not less than a majority of the aggregate number of shares of Common Stock owned by all non-Defaulting Stockholders, to cause the Company, or its designee(s), to purchase the Common Stock of such Defaulting Stockholder pursuant to Section 6.3; or

          (ii) to seek to enjoin such default or to obtain specific performance of a Defaulting Stockholder's obligations or to seek Damages (as defined and subject to the limitations specified below).

          (b) The election of a remedy specified in clause 6.2(a) above may be exercised by notice given to the Defaulting Stockholder (x), in the case of an Event of Default specified in clause 6.1(b), at any time, or (y), in the case of any other Event of Default, within ninety days after the Board or any other Consenting Stockholder obtains actual knowledge of the Event of Default;

provided, however, that, if an election pursuant to clause 6.2(a)(ii) above is
- - --------  -------
made to seek an injunction, specific
performance or other equitable relief and a final judgment in such action is rendered denying such equitable remedy, then, within ninety days thereafter, the Board may elect to pursue the remedy specified in clause 6.2(a)(i) above (subject to the prior approval of the non-Defaulting Stockholders contemplated by Section 6.2(a)(i) hereof) unless, prior to the giving of such notice, the Defaulting Stockholder has cured (or caused to be cured) the Event of Default in full or the final judgment denying equitable relief specifically held that there was no Event of Default, and no other Event of Default with respect to such Defaulting Stockholder has occurred and is continuing.

          (c) The remedies set forth in Section 6.2(a) above shall not be deemed mutually exclusive, and selection or resort to either thereof shall not preclude selection or resort to the other; provided, however, that, if the Board
                                           --------  -------
makes an election pursuant to clause 6.2(a)(i) above in respect of any Event of Default, then it may not pursue any other remedy in respect of that Event of Default. Except for the resort to the remedy set forth in clause 6.2(a)(i) above, the resort to any remedy pursuant to this Section 6.2 shall not for any purpose be deemed to be a waiver of any other remedy available under this Agreement or under applicable law.

          (d) Unless an Event of Default shall have been waived in writing or cured, the Company and the non-Defaulting Stockholders shall be entitled to recover from the Defaulting Stockholder (or its Parent pursuant to the applicable Parent Undertaking) in an appropriate proceeding any and all damages, losses and expenses (including reasonable attorneys' fees and disbursements) (collectively "Damages") suffered or incurred by the Company or the non-
               -------
Defaulting Stockholders, as the case may be, as a result of such Event of Default; provided, however, that neither the Company nor the non-Defaulting
         --------  -------
Stockholders shall have or assert any claim against the Defaulting Stockholder or any of its Affiliates for punitive Damages or for indirect, special or consequential Damages suffered as a result of such Event of Default.

          (e) Upon the occurrence and during the continuance of an Event of Default, and notwithstanding any other provision of this Agreement to the contrary, the Consenting Stockholders shall take all necessary action to remove from the Board each director designated by the Defaulting Stockholder and cause the size of the Board to be decreased by the number of directors so removed. Notwithstanding any provision to the contrary in this Agreement, the Defaulting Stockholder shall have no right to designate directors to the Board pursuant to Article 2 hereof until such time as such Event of Default is cured in full or waived by the Company and each non-Defaulting Stockholder and no other Event of Default with respect to such Defaulting Stockholder has occurred and is continuing. In all other respects a Defaulting Stockholder shall continue to have all of the rights and obligations of a Consenting Stockholder under this Agreement and applicable law. The non-Defaulting Stockholders shall negotiate in good faith an amendment to Article II hereof which carries out the intent and purpose of such Article and provides for an equitable and suitable adjustment in, among other things, the percentage ownership required to designate a director to the Board and the number of directors required to approve a Significant Transaction or any other transaction in accordance with Section 2.5 hereof. Any such amendment shall require the approval of the non-Defaulting Stockholders only.

           6.3  Purchase of Defaulting Stockholder's Common Stock.
                -------------------------------------------------

          (a) If an election is made pursuant to clause 6.2(a)(i), the closing of the purchase of the Defaulting Stockholder's Common Stock shall take place at the principal office of the Company within thirty days of the later of the making of such election or the determination of Fair Market Value (as that term is defined in Section 4.5 hereof). The Company (or its designee(s)) shall pay a purchase price for the Defaulting Stockholder's Common Stock (which shall be payable in cash) equal to 50% of the Fair Market Value of such Common Stock as of the date of occurrence of the Event of Default in respect of which the election pursuant to clause 6.2(a)(i) has been made. Upon payment of the purchase price to the Defaulting Stockholder, the Defaulting Stockholder shall take all actions and deliver to the Company (or its designee(s)) all documents necessary to transfer to the Company (or its designee(s)) good title to its Common Stock, free and clear of all liens, security interests and other encumbrances. Immediately following such closing the remaining Consenting Stockholders shall take any actions that are necessary or appropriate to reflect the withdrawal of the Defaulting Stockholder, including, without limitation, amending this Agreement.

          (b) Notwithstanding Section 6.3(a), if an election is made pursuant to clause 6.2(a)(i) and the only Event of Default that has occurred and is continuing is that the Defaulting Stockholder is a Bankrupt Stockholder, then the time, place and manner of the purchase of such Defaulting Stockholder's Common Stock shall be as provided in Section 6.3(a), except that the Company (or its designee(s)) shall pay a purchase price for such Common Stock (which shall be payable in cash) equal to 90% of the Fair Market Value of such Common Stock as of the date of occurrence of such Event of Default.

          (c) The provisions of Article 3 shall not apply to any purchase by the Company (or its designee(s)) of shares of Common Stock from a Defaulting Stockholder.


 ARTICLE 7  MISCELLANEOUS

          7.1  Expiration and Termination.  This Agreement shall expire on the
               --------------------------
twenty-fifth anniversary of this Agreement and shall terminate earlier if and when less than 50% of the outstanding Common Stock is owned beneficially by Consenting Stockholders; provided, however, that the voting agreements set forth
                         --------  -------
in Articles 1 and 2 shall in any event terminate by no later than the tenth anniversary of this Agreement, subject to extension by the consent of all Consenting Stockholders in accordance with Delaware law.

          7.2  Assignment.  The provisions of this Agreement shall be binding
               ----------
upon and inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the preceding sentence, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or any Consenting Stockholder without the prior written consent of the other Consenting Stockholders; provided, however, that no such consent shall
                               --------  -------
be required in the event that:

          (i) a Consenting Stockholder assigns all or any part of its rights and obligations under this Agreement to a Subsidiary of its Parent in connection with the transfer of all or any part of such party's shares of Common Stock to such Subsidiary in accordance with Section 3.3; or

          (ii) a Consenting Stockholder assigns all or a portion of its rights, remedies, obligations and liabilities hereunder in connection with the sale of all or a portion, as the case may be, of such Consenting Stockholder's shares of Common Stock to any purchaser in a transaction that is otherwise permitted by this Agreement.

          7.3  Financial Reports and Notices of Material Litigation.  The
               ----------------------------------------------------
Company shall prepare and deliver to each Consenting Stockholder:

          (a) Promptly upon availability, but in any event within thirty days of the end of each month, (i) a balance sheet for ETC as of the end of such month; and (ii) statements of income or loss and of cash flows for ETC for the interim period beginning with the beginning of the fiscal year in which such month occurs through the end of such month and for the month then ended, and setting forth in each case in comparative form the figures for such previous fiscal periods as any Consenting Stockholder may reasonably request and comparisons to budget;

          (b) Promptly upon availability but in any event within forty days of the end of each quarter, (i) a balance sheet for ETC as of the end of such quarter; and (ii) statements of income or loss and of cash flows for ETC for the interim period beginning with the beginning of the fiscal year in which such month occurs through the end of such quarter and for the quarter then ended, and setting forth in each case in comparative form the figures for such previous fiscal periods as any Consenting Stockholder may reasonably request and comparisons to budget;

          (c) Promptly upon availability, but in any event within eighty-five days of the end of each fiscal year of ETC, a balance sheet of ETC as of the end of such fiscal year, and a statement of income or loss and a statement of cash flows for such fiscal year, all in reasonable detail, setting forth in each case in comparative form the figures for the previous year, certified by ETC's auditors, which shall be a nationally recognized accounting firm;

          (d) Promptly upon availability, but in any event within eighty-five days of the end of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal year, and a statement of income or loss for such fiscal year, all in reasonable detail, setting forth in each case in comparative form the figures for the previous year;

          (e) With reasonable promptness, such other financial information and reports, which shall include (without limitation) a summary of intercompany transactions and payments and transactions among the Company, ETC and their respective stockholders and a statement of income for each subsidiary of the Company and such projections as from time to time may be requested by a Consenting Stockholder; and

          (f) prompt notice of the commencement or institution by or against the Company or ETC of any dispute, litigation, suit, action or other proceeding before any court or other governmental, administrative or taxing authority which the Company in good faith determines is reasonably likely to have a material adverse effect upon a Consenting Stockholder or an Affiliate of a Consenting Stockholder, other than as a result of a diminution in the value of the Common Stock held by such Consenting Stockholder or the ETC Shares where such diminution in value affects all Consenting Stockholders and their Affiliates equally.

           7.4  Tax Matters.
                -----------

          (a) For purposes of this Section 7.4, the following terms shall have the following meanings (terms defined in the plural have the same meaning when used in the singular):

          (1) "Tax" or "Taxes" means all federal, state, local and foreign
               ---      -----
income, gross receipts, sales, use, employment, franchise, profits, excise, property, or other taxes, estimated taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

          (2) "Tax Return" or "Tax Returns" means all returns or reports
               ----------      -----------
required to be filed under any statute, rule or regulation relating to Taxes.

          (3) "Internal Revenue Code" means the Internal Revenue Code of 1986,
               ---------------------
as amended from time to time and any subsequent federal law of similar import.

          (b) Except for a consolidated or combined Tax Return of the Company and ETC, neither the Company nor ETC shall be included in any consolidated or combined Tax Return with any other entity except with the prior written consent of each Consenting Stockholder; provided, however, that such consent shall not be required if the Company or ETC, as applicable, is required by applicable law to be included in a consolidated or combined Tax Return. If the Company or ETC is included in a consolidated or combined return with another Entity, then the Company shall (or, in the case of ETC, the Company shall cause ETC to) enter into a tax sharing agreement which shall provide that the liability of the Company or ETC, as applicable, for the respective Tax as a member of the combined or consolidated group shall not be greater than the liability of the Company or ETC, as applicable, for such Tax would be if separate returns were filed.

          (c) Taxes of the Company for the period after the date of this Agreement shall be the responsibility of the Company. The Company shall prepare and file in a timely manner all Tax Returns required to be filed, or required to be furnished to shareholders or other persons or entities, in respect of Taxes with respect to the Company for any taxable period ending after the date of this Agreement, and, except as otherwise provided in the Comcast Cap Purchase Agreement, the Company shall be responsible for the contents of such returns. Subject to the provisions of the Comcast Cap Purchase Agreement, the Company shall pay or cause to be paid when due and payable all Taxes which accrue with respect to the Company which are required to be reported on Tax Returns required to be filed by the Company hereunder.

          (d) Except as otherwise provided in the ETC Purchase Agreement, all Taxes of ETC shall be the responsibility of ETC. The Company shall cause ETC to prepare and file in a timely manner all Tax Returns required to be filed, or required to be furnished to shareholders or other persons or entities, in respect of Taxes with respect to ETC and, except as otherwise provided in the ETC Purchase Agreement, ETC shall be responsible for the contents of such returns. Subject to the provisions of the ETC Purchase Agreement, the Company shall cause ETC to pay or cause to be paid when due and payable all Taxes which accrue with respect to ETC which are required to be reported on Tax Returns required to be filed by ETC.

          (e) The Company shall provide to each Consenting Stockholder copies of all Tax Returns of the Company and ETC proposed to be filed at least thirty days prior to the due date for filing such returns (including extensions). A Consenting Stockholder shall notify the Company of any dispute with respect to any such Tax Return within ten days of its receipt of such proposed return. In the event of such a dispute, the Company and the Consenting Stockholders agree to consult and to attempt in good faith to resolve such dispute. If any such dispute is not resolved at least ten days prior to the due date for filing the respective return, such dispute shall be resolved by ETC's outside accounting firm (currently Arthur Andersen) and the determination of such accounting firm shall be utilized in filing the particular Tax Return binding upon all parties. The fees of such outside accounting firm shall be borne by the Company and the Consenting Stockholder(s) that gave notice of dispute in the same proportion as the proportion of the dollar amounts as to which each did not prevail in such dispute bears to the total amount in dispute.

          (f) The Company shall promptly notify the Consenting Stockholders in writing of the commencement of any Tax audit or administrative or judicial proceeding or any demand or claim related to Taxes or Tax Returns of the Company or ETC. Thereafter, the Company shall diligently keep each Consenting Stockholder apprised of all developments in such regard, and shall promptly respond to all requests for information with respect to such audit from any Consenting Stockholder. Each Consenting Stockholder, if it receives written notice thereof (other than pursuant to the preceding sentence), shall promptly notify the Company and the other Consenting Stockholders in writing of its receipt of notice of the commencement of any Tax audit or administrative or judicial proceeding or any demand or claim which relates to any taxable year or portion thereof of the Company or ETC. The Company shall have the right to control any such proceeding; provided, however, that each Consenting Stockholder
                             --------  -------
shall have the right to participate in such audit or other proceeding at its own expense. The Company shall provide to each Consenting Stockholder copies of any information received by it from ETC relating to Taxes or Tax Returns of ETC.

          (g) The Company and the Consenting Stockholders will provide each other with such cooperation and information on a timely basis as either the Company or any Consenting Stockholder reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns of the Company and ETC or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities, but in no event shall any Consenting Stockholder be required by any provision of this Agreement to disclose to any other party any information relating to its operations other than those of the Company and ETC. The Company shall make its employees available (and shall cause ETC to make its employees available) on a mutually convenient basis to provide explanations of any documents or information provided by it hereunder. The Company shall make available (and shall cause ETC to make available) to each of the Consenting Stockholders, on a mutually convenient basis, such personnel as would be reasonably necessary or helpful to each of the Consenting Stockholders in connection with the conduct of any audit or administrative or judicial proceeding with respect to which any Consenting Stockholder has any potential liability. The Company shall retain (and shall cause ETC to retain) all returns, schedules and work papers and all records or other documents relating to tax matters of the Company and ETC until the later of (i) 90 days following the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate (including extensions to the extent such party has notice of such extensions for the respective tax periods), or (ii) six years following the due date (without extension) for such returns. Notwithstanding the foregoing, the Company shall not dispose of (and shall not permit ETC to dispose of) any records or any other documents relating to Tax matters unless it has previously notified each Consenting Stockholder and each Consenting Stockholder has declined to take custody of such records or other documents. Any information obtained under this
Section 7.4(g) shall be kept confidential, except as may otherwise be necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

          7.5  Notices.  All notices and other communications given or made
               -------
pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered by hand, by telecopier device (confirmed by hand delivery or overnight courier service) or by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company or Comcast, to:

        Comcast Corporation
        1234 Market Street
        16th Floor
        Philadelphia, PA  19107
        Attention:  General Counsel
if to TCGI, to:

          Teleport Communications Group Inc.
          1 Teleport Drive, Suite 301
          Staten Island, NY  10311-1011
          Attention:  Robert Annunziata, Chairman and Chief
                      Executive Officer
                             and
                      John W. Thomson, Esquire, Vice President and General Counsel

with copies to each other Consenting Stockholder and to:

          Dow, Lohnes & Albertson
          1255 Twenty-Third Street, N.W.
          Washington, DC  20037
          Attention:  Kevin F. Reed, Esq.

          7.6  Entire Agreement.  This Agreement represents the entire
               ----------------
understanding of the parties with reference to the matters set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein.

          7.7  Amendment and Waiver.  Sections 2.1 and 2.5 hereof may be amended
               --------------------
in connection with any Entity's becoming a Consenting Stockholder hereunder with the consent of Consenting Stockholders which are entitled to designate at least that number of directors sufficient to approve a Significant Transaction pursuant to Section 2.5 above. Subject to Sections 3.6 and 6.2(e) hereof, this Agreement may not be amended or modified in any other respect except by an instrument in writing signed by all of the parties hereto. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition contained herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          7.8  Governing Law.  This Agreement shall be governed by, and
               -------------
construed in accordance with, the laws of the State of Delaware (without regard to its laws pertaining to conflicts of law) applicable to contracts executed in and to be performed entirely in such state.

          7.9  Severability.  If any term or other provision of this Agreement
               ------------
is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

           7.10  Consent to Jurisdiction; Specific Performance.
                 ---------------------------------------------

          (a) Each Consenting Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of any Delaware State or Federal court in any action or proceeding arising out of or relating to this Agreement, and each Consenting Stockholder hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Delaware State or Federal court. Each Consenting Stockholder hereby irrevocably waives, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

          (b) Nothing in this Section 7.10 shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of any other jurisdictions. The consents to jurisdiction set forth in this Section 7.10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 7.10 and shall not be deemed to confer rights on any Entity other than the parties to this Agreement.

          (c) Without intending to limit the remedies available to any of the parties hereto, each of the parties hereto acknowledges and agrees that a violation by such party of any term of this Agreement will cause the other parties hereto irreparable injury for which an adequate remedy at law is not available. Therefore, the parties hereto agree that each such party shall be entitled to an injunction, restraining order or other form of equitable relief from any court of competent jurisdiction restraining any other party hereto from committing any breach or threatened breach of, or otherwise specifically to enforce, any provision of this Agreement.

          7.11  Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

          7.12  Headings.  The section headings used in this Agreement are for
                --------
reference purposes only and shall not affect the meaning or interpretation of any term or provision of this Agreement.

          7.13  Recapitalizations; New Capital Stock.  In the event of (i) a
                ------------------------------------
recapitalization or other change in the Company's capital structure affecting the Common Stock or (ii) the issuance of any New Capital Stock, other than Common Stock, or other securities which provide the holders with the right to vote for directors of the Company (whether generally, for a specified number of directors or upon the occurrence of a contingency), the Consenting Stockholders shall negotiate in good faith an amendment to this Agreement to provide for equitable and suitable adjustment in (i) the percentage of shares of Common Stock specified in any provision of this Agreement (including without limitation under Section 2.1) under which the effectiveness or enforceability of a right granted to any Consenting Stockholder is stated to depend upon a specified percentage of shares of Common Stock, (ii) the types of securities that the Consenting Stockholders are required to vote under any provisions of this

Agreement and (iii) the types of securities subject to the restrictions on transfer and other provisions of Article 3 and the repurchase provisions of
Article 6.

          IN WITNESS WHEREOF, the parties have executed this Stockholders' Agreement as of the date and year first above written.


                                   COMCAST CAP OF PHILADELPHIA, INC.



                                   By:___________________________
                                   Name:_________________________
                                   Title:________________________


                                   COMCAST CORPORATION



                                   By:___________________________
                                   Name:_________________________
                                   Title:________________________


                                   TELEPORT COMMUNICATIONS GROUP INC.



                                   By:___________________________
                                   Name:_________________________
                                   Title:________________________

                                   Exhibit A
                                   ---------



                         [FORM OF PARENT'S UNDERTAKING]


                          UNDERTAKING OF _____________

                           Dated ______________, ____

          The undersigned, being the Parent of _______________ (the

"Subsidiary"), does hereby covenant and confirm, to and for the benefit of the
 ----------
Company and each other Consenting Stockholder, that it will not violate or seek to circumvent the provisions of Article 3 of the Stockholders' Agreement (as that term is defined below) which are applicable to the Subsidiary. Capitalized terms used and not otherwise defined in this undertaking have the meanings ascribed thereto in the Stockholders' Agreement, dated as of June 30, 1993, as amended, by and among Comcast Cap of Philadelphia, Inc., Comcast Corporation and Teleport Communications Group Inc. (the "Stockholders' Agreement").
                                         -----------------------


                                        [PARENT]



                                        By:______________________

                                        Title:___________________